FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665 Ryan Edelman (609) 720-4545 Media: Fraser Engerman (414) 524-2733	Exhibit 99.1

Johnson Controls appoints Brian Stief Vice Chairman and Chief Financial Officer; To Step Down in December 2020

Cork, Ireland Nov. 7, 2019- Johnson Controls International plc, (NYSE: JCI), has named Brian Stief, vice chairman and chief financial officer effective immediately. As vice chairman, Stief will serve as an adviser to George Oliver, chairman and CEO, and continue his duties as chief financial officer. Stief plans to retire effective December 31, 2020 following the expiration of his previously announced retention arrangement.

“Brian has been our CFO since 2014. He has been a valued member of the management team and has made significant contributions to the success of Johnson Controls. He has been a true partner over the last several years and has played an integral role in setting and achieving our strategic and financial commitments,” said George Oliver, chairman and CEO. “As Brian completes his last year as our chief financial officer, I welcome him to the vice chairman role in recognition of all his efforts and look to his leadership for an orderly and smooth transition when his successor is announced,” Oliver added.

The Board will begin a process to appoint a successor to Stief, including an external search to ensure that management and the Board of Directors have the appropriate time to evaluate a full slate of candidates for the company’s next CFO. Stief will participate in the process and facilitate a successful leadership changeover.

Stief joined Johnson Controls in July 2010 as vice president, corporate controller, responsible for global finance functions, financial planning and analysis, and corporate taxation. He was appointed executive vice president and chief financial officer in 2014.

About Johnson Controls:

At Johnson Controls, we transform the environments where people live, work, learn and play. From optimizing building performance to improving safety and enhancing comfort, we drive the outcomes that matter most. We deliver our promise in industries such as healthcare, education, data centers and manufacturing. With a global team of 105,000 experts in more than 150 countries and over 130 years of innovation, we are the power behind our customers’ mission. Our leading portfolio of building technology and solutions includes some of the most trusted names in the industry, such as Tyco®, York®, Metasys®, Ruskin®, Titus®, Frick®, Penn®, Sabroe®, Simplex®, Ansul® and Grinnell®. For more information, visit www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.

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